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                        [LETTERHEAD OF THORP & COMPANY]


NEWS RELEASE                                     FOR MORE INFORMATION, CONTACT:
FOR IMMEDIATE RELEASE                            DAVID SCHULL OR PATRICIA THORP
                                                 THORP & COMPANY (305) 446-2700
                                                                             OR
                                                                 JONATHAN LASKO
                                                TERRACE HOLDINGS (954) 894-6000


                    TERRACE HOLDINGS ANNOUNCES ACQUISITION,
                     NEW BOARD MEMBERS AND WARRANT OPTIONS


FT. LAUDERDALE, FLA., FEBRUARY 20, 1997 -- Terrace Holdings, Inc. (NASDAQ: THIS) announced today it has completed its acquisition of Deering Ice Cream Company of Portland, Maine.

Under the revised agreement, Terrace Holdings has acquired all the assets and related liabilities of Deering Ice Cream Company of Portland, Maine for 918,900 shares of Terrace Holdings' common stock and warrants to purchase an additional 250,000 shares at an exercise price of $1.00 per share, approximating Terrace Holdings' market price. Contrary to a previous announcement, none of Terrace Holdings' current businesses will be divested at this time.

"Both companies will now work closely together, with consolidated top management, creating a specialty food company with product sales from Maine to Florida," said Samuel H. Lasko, President, founder and a major shareholder of Terrace Holdings.

The combined companies project total revenues of approximately $14-million in 1997.

Deering Ice Cream Company will keep its name, and will now be a wholly-owned subsidiary of Terrace Holdings. Deering manufactures and markets frozen desserts under the names Deering and Howard Johnson; and it is a co-packer for many other brands.

                                    (MORE)

              231 Altara Avenue, Coral Gables, Florida 33146-1422
                      (305) 446-2700 Fax: (305) 446-5050

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Terrace/Deering
Add-One


Deering has been in business since 1886, and operates a 55,000 square foot plant in Portland, Maine. All Deering products are Kosher, and are manufactured under the supervision of the Orthodox Union.

The president and CEO of Deering Ice Cream Company, Milton Namiot, will continue in his current capacity, and will also serve as the new CEO of Terrace Holdings. According to Namiot, "Together, Deering and Terrace will create a base of specialty food companies, from which we plan to build a food and food-related group."

Terrace Holdings also announced the filling of two vacancies with the addition of two new members to its board of directors: Steven Shulman and Richard Power. Shulman is a managing director of Latona, Inc., an investment bank based in New Hampshire. In addition, he is a director of several private and publicly-held companies, including Beacon Properties, Inc., a NYSE company. Power is president of Carlisle Plastics, Inc., a subsidiary of Tyco, International, a NYSE company headquartered in New Hampshire.

"Both these new members of our board of directors bring significant management experience and financial acumen to Terrace Holdings, which will benefit our stockholders over the long term," said Jonathan Lasko, executive vice president, COO and a founder of Terrace.

Terrace Holdings also announced its plan to reduce the exercise price on its public warrants from $4.00 to $1.25 for a 60-day period, beginning when the SEC declares effective the registration covering the warrants, which is expected in late May. After the 60-day period, the exercise price returns to the original $4.00 per share for the balance of the warrants' term.

Terrace Holdings, Inc., headquartered in Ft. Lauderdale, Florida, in addition to its Deering purchase, organizes Passover holiday vacations and owns and operates a Kosher restaurant and several catering operations in South Florida.